UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Penske Automotive Group, Inc.

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Dear Fellow Stockholder:
You are invited to attend the annual meeting of stockholders of Penske Automotive Group, Inc. to be held at 8:00 a.m., Eastern Daylight Time on April 30, 2009, at our corporate headquarters, 2555 Telegraph Rd., Bloomfield Hills, Michigan.
At this year’s annual meeting, the agenda includes the annual election of directors and ratification of the selection of our independent auditing firm. The Board of Directors recommends that you vote FOR the director nominees and FOR the ratification of our independent auditors. Please refer to the detailed information on each of these proposals and the annual meeting in the accompanying materials.
The annual meeting provides an excellent opportunity for stockholders to become better acquainted with Penske Automotive Group and its directors and officers, and I hope that you will attend. Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will assure your shares are represented at the meeting. Thank you for your continued support of Penske Automotive Group.

Sincerely,
/s/ Roger S. Penske
Roger S. Penske
Chairman of the Board and Chief Executive Officer
Bloomfield Hills, Michigan
March 12, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
April 30, 2009
We will hold our annual meeting of stockholders at 8:00 a.m., Eastern Daylight Time on April 30, 2009, at our corporate headquarters, 2555 Telegraph Rd., Bloomfield Hills, Michigan. The agenda items for approval at the meeting consist of:
(1)	the election of eleven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified; and

(2)	the ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2009; and

(3)	the transaction of such other business as may properly come before the meeting.
Stockholders of record as of March 10, 2009 can vote at the annual meeting and any postponements or adjournments of the annual meeting. We will make available for inspection a list of holders of our common stock as of the record date during business hours from April 10, 2009 through April 30, 2009 at our corporate headquarters. This proxy statement and the enclosed proxy card are first being distributed on or about March 12, 2009.
Your vote is very important. Please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope or otherwise cast your vote. Your prompt voting will help to ensure a quorum. If you choose to attend the annual meeting, you may revoke your proxy and vote personally on all matters brought before the annual meeting.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on April 30, 2009
The proxy statement and 2008 annual report to stockholders are available at the Investor Relations section of our website at www.penskeautomotive.com/investorrelations.aspx.

By Order of the Board of Directors,
/s/ Shane M. Spradlin
Shane M. Spradlin
Senior Vice President, General Counsel and Secretary
Bloomfield Hills, Michigan
March 12, 2009

PROCEDURAL QUESTIONS ABOUT THE MEETING
Q. What am I voting on?

A.	Proposal 1:	Election of eleven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified.

	Proposal 2:	Ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2009
Q. Who can vote?
A.
Our stockholders as of the close of business on the record date, March 10, 2009, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 10, 2009, there were 91,529,539 shares of our common stock outstanding.

Q. How do I vote before the meeting?
A.	By completing, signing and returning the enclosed proxy card in the enclosed envelope.
Q. May I vote at the meeting?
A.
You may vote at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

Q. Can I change my mind after I vote?
A.
You may change your vote at any time before the meeting by (1) signing and returning another proxy card with a later date, (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy.

Q. What if I return my proxy card but do not provide voting instructions?
A.
Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the eleven nominees for director, (2) FOR the ratification of our independent auditors and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

Q. Will my shares be voted if I do not provide my proxy instruction form?
A.
If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares. If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters such as the election of directors and the ratification of auditors.

Q. May stockholders ask questions at the meeting?
A.
Yes. Our representatives will answer stockholders’ questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question and repetitive or follow-up questions may not be permitted.

Q. How many votes must be present to hold the meeting?
A.
Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 10, 2009 must be present in person or by proxy at the meeting (45,764,770 shares). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q. How many votes are needed to approve the proposals?
A.
Regarding proposal 1, the eleven nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking “Abstain” on the proxy card or otherwise, will have no impact on the election of directors. Regarding proposal 2, the measure will pass if it receives the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

Q. How do I vote my 401(k) shares?
A.
If you participate in the Penske Automotive Group 401(k) Plan, you may vote the number of shares credited to your account as of 5:00 p.m. Eastern Daylight Time on March 10, 2009, by instructing the plan’s trustee how to vote your shares pursuant to the instruction card being mailed with this proxy statement to plan participants. If you do not provide clear voting instructions, the trustee will not vote the shares in your account.

PROPOSAL 1 — ELECTION OF DIRECTORS
Proposal 1 to be voted on at the annual meeting is the election of the following eleven director nominees, each of whom is recommended by our Nominating and Corporate Governance Committee and Board of Directors. If elected, each of these nominees will serve a one-year term and will be subject to re-election at next year’s annual meeting. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.
Our Board of Directors Recommends a Vote “FOR” Each of The Following Nominees:

John D. Barr — CEO, Papa Murphy’s International, Inc.
Mr. Barr, 61, has served as a director since December 2002. Mr. Barr has been the Chief Executive Officer of Papa Murphy’s International, Inc., a take-and-bake pizza chain, since April 2005 and its Vice Chairman since July 2004. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with The Valvoline Company, a subsidiary of Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995. Mr. Barr is a director of Clean Harbors, Inc.

Michael R. Eisenson — Managing Director and CEO of Charlesbank Capital Partners, L.L.C
Mr. Eisenson, 53, has served as a director since December 1993. He is a Managing Director and CEO of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Mr. Eisenson is also a director of Animal Health International, Inc. and Catlin Group Limited, as well as a number of private companies.

Hiroshi Ishikawa — Executive Vice President — International Business Development of Penske Automotive Group
Mr. Ishikawa, 46, has served as a director since May 2004 and our Executive Vice President — International Business Development since June 2004. Previously, Mr. Ishikawa served as the President of Mitsui Automotive North America, Inc. from June 2003 to May 2004. From October 2001 to May 2003, Mr. Ishikawa served as Vice President, Secretary & Treasurer for Mitsui Automotive North America, Inc.

Robert H. Kurnick, Jr. — President of Penske Automotive Group
Mr. Kurnick, Jr. 47, has served as our President since April 1, 2008 and a director since May 3, 2006. From March 2006 through March 2008, Mr. Kurnick served as our Vice Chairman. From February 2000 until March 2006, Mr. Kurnick served as our Executive Vice President and General Counsel. He also serves as President and a director of Penske Corporation, which he joined in 1995.

William J. Lovejoy — Manager of Lovejoy & Associates
Mr. Lovejoy, 68, has served as a director since March 2004. Since September 2003, Mr. Lovejoy has served as Manager of Lovejoy & Associates, an automotive consulting firm. From January 2000 until December 2002, Mr. Lovejoy served as Group Vice President, North American vehicle sales, service and marketing for General Motors Corporation. From 1994 until December 1999, Mr. Lovejoy served as Vice President of General Motors service and parts operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation (''GMAC”) and ultimately President of GMAC in 1990. He also serves on the Advisory Board of On My Own of Michigan.

Kimberly J. McWaters — CEO of Universal Technical Institute, Inc.
Ms. McWaters, 44, has served as a director since December 2004. Since October 2003, Ms. McWaters has served as CEO of Universal Technical Institute, Inc. (“UTI”), a nationwide provider of technical educational training for individuals seeking careers as professional automotive technicians. Since February 2000, Ms. McWaters has served as President of UTI. From 1984 until 2000, Ms. McWaters held several positions at UTI including Vice President of Marketing and Vice President of Sales and Marketing.

Lucio A. Noto — Retired Vice Chairman of ExxonMobil Corporation
Mr. Noto, 70, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and CEO of Mobil Corporation, where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of Phillip Morris International and Commercial International Bank of Egypt.

Roger S. Penske — Chairman of the Board and CEO of Penske Automotive Group
Mr. Penske, 72, has served as our Chairman and CEO since May 1999. Mr. Penske has also been Chairman of the Board and CEO of Penske Corporation since 1969. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Boards of Directors of General Electric Company, Universal Technical Institute and Internet Brands, Inc. Mr. Penske also is Chairman of the Downtown Detroit Partnership and a director of Detroit Renaissance.

Richard J. Peters — Managing Director of Transportation Resource Partners, LP
Mr. Peters, 61, has served as a director since May 1999. Since January 2003, Mr. Peters has been a Managing Director of Transportation Resource Partners (“TRP”). From January 2000 to December 2002, Mr. Peters was President of Penske Corporation. Since 1997, Mr. Peters has also served as President and CEO of R.J. Peters & Company, LLC, a private investment company. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990 and serves as a member of the Board of Directors of various TRP portfolio companies.

Ronald G. Steinhart — Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation
Mr. Steinhart, 68, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of Animal Health International, Inc. and Texas Industries Inc., and as a Trustee of the MFS/Compass Group of mutual funds.

H. Brian Thompson — Executive Chairman of Global Telecom & Technology
Mr. Thompson, 69, has served as a director since March 2002. Mr. Thompson is Executive Chairman of Global Telecom & Technology (GTT), a worldwide multi-network telecommunications operator. He also heads his own private equity investment and advisory firm, Universal Telecommunications, Inc., in Vienna, Virginia. Mr. Thompson served as Chairman and CEO of Global TeleSystems Group, Inc. from March 1999 through September 2000 and from 1991 to 1998, he served as Chairman and CEO of LCI International. Subsequent to the June 1998 merger of LCI with Qwest Communications International Inc., Mr. Thompson became Vice Chairman of the Board for Qwest until his resignation in December 1998. In 1999, Mr. Thompson was Non-Executive Chairman of the Irish telephone company, Telecom Eireann, and Executive Vice President of MCI Communications Corporation from 1981 to 1990. Mr. Thompson currently serves as a member of the Board of Directors of Axcelis Technologies, Inc., ICO Global Communications (Holdings) Limited, and Sonus Networks, Inc.

OUR CORPORATE GOVERNANCE

			Compensation &	Nominating &
			Management	Corporate
CURRENT DIRECTORS	BOD	Audit	Development	Governance	Executive

John D. Barr	X	X
Michael R. Eisenson	X	C			X
Hiroshi Ishikawa	X
Robert H. Kurnick, Jr.	X
William J. Lovejoy	X		X
Kimberly J. McWaters	X			C
Lucio A. Noto	X				X
Roger S. Penske	X				C
Richard J. Peters	X				X
Ronald G. Steinhart	X	X
H. Brian Thompson	X		C	X
No. of Meetings 2008	10	10	5	2	0

*	Chairperson of each committee is denoted by a “C.”
Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Board of Directors approved a charter for each of the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees, which charters are available on our website, www.penskeautomotive.com under the tab “Corporate Governance” or in print (see “Corporate Governance Guidelines” below). The principal responsibilities of each committee are described below. Collectively, our directors attended over 93% of our board and committee meetings in 2008 and each director attended at least 80% of his or her meetings. All of our directors are encouraged to attend the annual meeting and all did attend the annual meeting in 2008.
Audit Committee. The purpose of this committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (2) the performance of the internal audit function; (3) the engagement of the Company’s independent auditing firms and the evaluation of their qualifications, independence and performance; (4) the annual independent audit of our financial statements; (5) reviewing our quarterly and annual financial statements prior to their filing with the Securities and Exchange Commission; and (6) reviewing with management significant financial risks or exposures and assessing the steps management has taken to minimize, monitor and control such risks or exposures and the fulfillment of the other responsibilities set out in the Audit Committee charter. The Board of Directors has confirmed that all members of the Audit Committee are “independent” and “financially literate” under the New York Stock Exchange rules and applicable law, and each is an “audit committee financial expert,” as that term is defined in Securities and Exchange Commission rules. Mr. Steinhart serves on the audit committee of three other public entities. In 2009, the Board determined that Mr. Steinhart’s simultaneous service on four public entity audit committees does not impair his ability to serve effectively as a member of our audit committee.
Compensation and Management Development Committee. The purpose of this committee is to assist the Board of Directors in discharging its responsibility relating to compensation of our directors, executive officers and such other employees as this committee may determine, succession planning and related matters. Each committee member is independent under the New York Stock Exchange guidelines and our guidelines for director independence.

Nominating and Corporate Governance Committee. The purpose of this committee is to identify individuals qualified to become members of the Board of Directors, to recommend Director nominees for each annual meeting of stockholders and any interim vacancies the Board of Directors determines to fill and to address related matters. This committee also develops and recommends to the Board of Directors corporate governance principles and is responsible for leading the annual review of our corporate governance policies and the Board of Directors’ performance. Each committee member is independent under the New York Stock Exchange guidelines and our guidelines for director independence.
Executive Committee. Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws.
Corporate Governance Guidelines. The Nominating and Corporate Governance Committee also makes recommendations concerning our corporate governance guidelines, which are posted on our website, www.penskeautomotive.com, under the tab “Corporate Governance.” These guidelines, and the other documents referenced in this section, are also available in print without charge to any stockholder who requests them by calling our investor relations department at 248-648-2500 or 866-715-5289.
Lead Director. One of our governance principles is that we have an independent “Lead Director,” who is responsible for coordinating the activities of the other outside Directors, including the establishment of the agenda for executive sessions of the outside Directors, and who shall preside at their meetings. These sessions generally occur as part of each Board meeting and include, at least annually, a session comprised of only our independent directors. Our Lead Director is currently H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our Corporate Secretary’s office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) will also be forwarded to the Lead Director.
Code of Conduct. We have also adopted a Code of Business Conduct and Ethics, applicable to all of our employees and directors, which is posted on our website at www.penskeautomotive.com under the tab “Corporate Governance” and is available in print (see “Corporate Governance Guidelines” above). We intend to disclose waivers, if any, for our executive officers or directors from the code on our website, www.penskeautomotive.com.
Director Independence. A majority of our Board of Directors is independent and each of the members of our audit, compensation and nominating committees is independent. The Board of Directors has determined that Ms. McWaters and Messrs. Barr, Eisenson, Lovejoy, Noto, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange, as well as with the more stringent requirements of our guidelines for independent directors found in our corporate governance guidelines which are available on our website www.penskeautomotive.com and are set forth below. As required by New York Stock Exchange rules, our Board of Directors made an affirmative determination as to each independent director that no material relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.
For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us. In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. With respect to our independent directors, the Board considers the transactions, relationships and arrangements described under “Related Party Transactions” in its independence determination. The Board also considers any ownership of our securities by the directors and any of their affiliates as well as any direct or indirect co-investments with Transportation Resource Partners, an affiliate of Penske Corporation.

Under our guidelines, a director will not be independent if:
1.	the director is employed by us, or an immediate family member is one of our executive officers;
2.
the director receives any direct compensation from us, other than director fees and forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.
the director is affiliated with or employed by one of our independent auditing firms, or an immediate family member is affiliated with or employed in a professional capacity by one of our independent auditing firms; or

4.	an executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.
A director also will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million. Furthermore, a director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company that is indebted to us and the total amount of the other company’s indebtedness to us at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets. Finally, a director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization’s total annual charitable receipts during its last completed fiscal year.
Under the New York Stock Exchange rules, if a company is “controlled,” it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a “controlled company” because more than 50% of the voting power for the election of directors is collectively held by Penske Corporation, Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company,” we are fully compliant with the New York Stock Exchange rules for non-controlled companies. A majority of our Board of Directors is independent and each of our nominating, audit and compensation committees is comprised solely of independent directors.
Director Nominees. The Nominating and Corporate Governance Committee believes that director candidates should have certain minimum qualifications, including having personal integrity, loyalty to Penske Automotive and concern for its success and welfare, willingness to apply sound and independent business judgment and time available for Penske Automotive matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting Penske Automotive, willingness to contribute special competence to board activities, accomplishments within the director’s respective field, and experience reading and understanding financial statements. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
For incumbent directors, the Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees includes a review of such directors’ overall service to Penske Automotive during their term. In the case of new director candidates, the committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and meets with each candidate individually to discuss and consider his or her qualifications and, if approved, recommends the candidate to the Board.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302, and must comply with the procedures outlined below. The committee’s evaluation of stockholder-proposed candidates will be the same as for any other candidates.

Stockholders who wish to recommend individuals for consideration by the committee to become nominees for election to the Board may do so by submitting a written recommendation to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment history with employer names, and a description of the employer’s business, whether such individual can read and understand basic financial statements and a list of board memberships and other affiliations of the nominee. The submission must be accompanied by a written consent of the individual to stand for election and serve if elected by the stockholders, a statement of any relationships between the person recommended and the person submitting the recommendation, a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier and proof of ownership by the person submitting the recommendation of 500 shares of our common stock for one year. Recommendations received by November 11, 2009, will be considered for nomination at the 2010 annual meeting of stockholders. Recommendations received after November 11, 2009 will be considered for nomination at the 2011 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation. Our Compensation and Management Development Committee was comprised of H. Brian Thompson (Chairman), Eustace Mita and William Lovejoy through December 2008, at which time Mr. Mita resigned from that committee. As more fully discussed under “Related Party Transactions,” Mr. Mita is an investor in Transportation Resource Partners, which is affiliated with Penske Corporation.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls as more fully discussed above under “—Our Corporate Governance.” The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee is comprised only of independent directors as set forth in the listing requirements of the New York Stock Exchange, the more stringent requirements of our corporate governance guidelines, and the Securities and Exchange Commission’s additional independence requirements. In addition, our Board of Directors has determined that each of our committee members is an “audit committee financial expert,” as defined by Securities and Exchange Commission rules. In accordance with the Audit Committee charter, the Audit Committee has the sole authority to retain and terminate our independent auditing firms, and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.
The Audit Committee took a number of steps in making this recommendation for our 2008 annual report. First, the Audit Committee discussed with our independent auditing firms those matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board, including information regarding their independence and the scope and results of their audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with the independent auditing firms their independence and received letters and written disclosures from the independent auditing firms required by Independence Standards Board Standard No. 1. These discussions and disclosures assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent auditing firms in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the Securities and Exchange Commission.
Based on the foregoing, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2008 annual report on Form 10-K as filed with the SEC on March 10, 2009.

The Audit Committee of the Board of Directors

Michael R. Eisenson (Chairman)
John D. Barr
Ronald G. Steinhart

INDEPENDENT AUDITING FIRMS
We anticipate that Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as “Deloitte”) will audit our consolidated financial statements for 2009 and perform other services. In 2008, Deloitte did not audit certain of our subsidiaries which own certain of our international operations and Deloitte’s opinions, insofar as they relate to those operations, are based solely on the reports of the independent auditor of those operations, KPMG Audit Plc (“KPMG”). We anticipate that this arrangement will continue in 2009. We refer to Deloitte and KPMG collectively as our independent auditing firms. We paid the independent auditing firms the following fees for the enumerated services in 2007 and 2008, all of which services were approved by our Audit Committee.
Audit Fees. Audit Fees in the table below include the aggregate fees for professional services rendered by the independent auditing firms in connection with the audits of our consolidated financial statements, including the audits of management’s assessment of internal control over financial reporting included in our annual report on Form 10-K, reviews of the consolidated condensed financial statements included in our quarterly reports on Form 10-Q, and other services normally provided in connection with statutory or regulatory engagements.
Audit Related Fees. Audit Related Fees in the table below include the aggregate fees for professional services rendered by the independent auditing firms in connection with communications with the Securities & Exchange Commission, registration statements, acquisition due diligence, their assurance services related to benefit plans and accounting research and consultation.
Tax Fees. Tax Fees in the table below include aggregate fees for professional services rendered by the independent auditing firms in connection with tax compliance, planning and advice.
All Other Fees. All Other Fees in the table below include aggregate fees for all other services rendered by the independent auditing firms. These fees related primarily to employee benefit plan advisory services.

	Deloitte		KPMG
	2008	2007	2008	2007
Audit Fees	$1,258,000	$1,204,000	$555,000	$538,000
Audit Related Fees	147,500	85,000	80,000	117,000
Tax Fees
Tax Compliance	29,000	28,000	—	—
Other Tax Fees	237,500	242,000	50,000	—

	266,500	270,000	50,000	—
All Other Fees	40,000	—	208,500	283,500

Total Fees	$1,712,000	$1,559,000	$893,500	$938,500
The Audit Committee has considered the nature of the above-listed services provided by the independent auditing firms and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with the independent auditing firms and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the Public Company Accounting Oversight Board and the securities laws and regulations administered by the Securities and Exchange Commission.
Pre-approval Policy. The Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services provided by the independent auditing firms. The primary purpose of this policy is to ensure that we engage our public accountants only to provide audit and non-audit services with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by our independent auditing firms and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount prior to payment. Pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. Engagement of the independent auditing firms and their fees for the annual audit must be approved by the entire Audit Committee. The Chairman of the Audit Committee may independently approve services if the estimated fee for the service is less than 10% of the total estimated audit fee, or if the excess fees for pre-approved services are less than 20% of the approved fees for that service; provided, however, that no such pre-approval may be granted with respect to any service prohibited by applicable law or that otherwise appears reasonably likely to compromise the independent auditing firm’s independence. Any pre-approval granted pursuant to this delegation of authority is reviewed with the Audit Committee at its next regularly scheduled meeting. Our independent auditing firms are prohibited from performing any service prohibited by applicable law.

PROPOSAL 2 — Ratification of the Selection of our Independent Auditors
Our Audit Committee has selected Deloitte and Touche LLP as our independent auditing firm for 2009. In performing its services for 2009, we anticipate Deloitte will not audit certain of our subsidiaries which own certain of our international operations and their opinions, insofar as they relate to those operations, will be based solely on the reports of the independent auditor of those operations, KPMG Audit Plc. We have determined to submit the selection of auditors to shareholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of Deloitte & Touche as our independent auditing firm is not ratified by our stockholders, our Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification and the advisability of selecting new auditors prior to completion of the 2009 audit. Our Audit Committee is solely responsible for selecting and terminating our independent auditing firm, and may do so at any time at its discretion. It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.
Our Board of Directors Recommends a Vote “FOR” Ratification of Deloitte & Touche LLP as our Independent Auditors.

EXECUTIVE OFFICERS
Our executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Brief biographies of Messrs. Kurnick and Penske are set forth above. Brief biographies of our other executive officers are provided below:
Robert T. O’Shaughnessy, 43, has served as our Executive Vice President and Chief Financial Officer since January 3, 2007. From July 2005 until January 2007, he served as Senior Vice President — Finance. From August 1999 until July 2005, he served as our Vice President and Controller. Prior to joining us in May 1997 as Assistant Controller, Mr. O’Shaughnessy was a Senior Manager for Ernst & Young LLP, an accounting and financial advisory services firm, which he joined in 1987.
Calvin C. Sharp, 57, has served as our Executive Vice President — Human Resources since July 1, 2007. Mr. Sharp served as Senior Vice President — Human Resources for our Eastern Region from October 2003 to July 2007. From 1988 to 2003, Mr. Sharp served in numerous positions with Detroit Diesel Corporation, culminating in his appointment as Senior Vice President — Administration. From 1974 to 1988, Mr. Sharp held various positions in Human Resources Management with General Motors.
Shane M. Spradlin, 39, has served as our Senior Vice President and General Counsel since December 2007 and our Corporate Secretary since March 2004. Mr. Spradlin joined our Company in March 2003 as Corporate Counsel. From 1999 to 2003, he served as Corporate Counsel for Nextel Communications in Reston, Virginia. From 1995 through 1999, Mr. Spradlin was an associate with the New York and Washington, D.C. offices of the law firm of Latham & Watkins, specializing in corporate finance and mergers and acquisitions.
COMPENSATION COMMITTEE REPORT
The Compensation and Management Development Committee of the Board of Directors, which we will refer to as the “compensation committee” or “committee,” has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement.

The Compensation & Management
Development Committee of the Board of Directors

H. Brian Thompson (Chairman)
William J. Lovejoy
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
I. General Information
Our Compensation Committee. Our compensation committee is comprised of two independent directors, as determined by our Board of Directors pursuant to the listing requirements of the New York Stock Exchange, as well as the more stringent requirements of our corporate governance guidelines. See “Our Corporate Governance — Director Independence” for a discussion of these independence requirements. Our committee’s primary responsibilities are to:
•	Determine all elements of our executive officers’ compensation;
•	Review and recommend compensation for other members of senior management;
•	Review and recommend our compensation and benefit policies for our employees generally;
•	Administer our equity incentive plans;
•	Make recommendations to the Board of Directors with respect to director compensation; and
•	Review our management progression and succession plans.

These responsibilities are set out in the committee’s charter which you can find on our website www.penskeautomotive.com. This charter is reviewed annually by our corporate governance committee and Board of Directors. The compensation committee retains the authority to delegate its duties to a subcommittee, though it did not do so in 2008. Proposed committee meeting agendas are prepared by management and sent to the committee prior to every meeting along with material for committee review. The final agenda for each meeting is determined by the committee chairman. The committee met five times during 2008, and each meeting is typically concluded with an executive session including only the committee members.
Outside Advisors and Consultants. Our compensation committee has the authority to hire outside consultants and advisors at their discretion, and it has full access to any of our employees. While it may do so in the future, neither the committee nor company management has retained any outside consultants to assist them in determining or recommending the amount or form of executive or director compensation in the past several years.
Role of Executive Officers. The committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President — Human Resources and Chief Executive Officer, each of whom attend part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses) as well as report to the committee as to company personnel and developments. Our Chief Executive Officer also makes specific compensation recommendations concerning our other executive officers and certain other employees. Our Chief Executive Officer does not participate in determining his own compensation except as noted below under “Chief Executive Officer Compensation.”
II. Compensation Philosophy
Our compensation program is designed to motivate and reward our executive officers and other key employees to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation should be aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives.
Our compensation program has evolved over time. At several times during each year, the program is reviewed in whole or in part with respect to various factors, including: competitive benchmarking; the tax and accounting treatment of certain elements of employee compensation; and recent trends regarding executive compensation. We evaluate the effectiveness of our program generally based on our ability to motivate our executives to deliver superior company wide performance and to retain them on a cost-effective basis.
The majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and it is less dilutive to existing stockholders than equity compensation. The committee also recognizes that stock prices may also reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for certain employees. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps to align management’s goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading “Restricted Stock.”
We do not have any required stock ownership guidelines for our employees. We monitor the stock ownership of our key executives and believe the weighted vesting of our restricted stock awards will contribute to our executive officers holding a significant equity position in our company.
Addressing Risk. Our compensation committee recognizes that any incentive based compensation arrangement induces an inherent element of risk taking by senior management. We attempt to incent management through annual discretionary bonuses, restricted stock grants and, in some cases, performance based bonuses. We believe our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. With respect to our named executive officers, inherent risk is mitigated in part by our stated commitment to full compliance with our code of conduct, our executive compensation recovery policy noted below and our committee’s negative discretion to reduce any performance based award.

Executive Compensation Recovery Policy. In 2008, our committee adopted a policy regarding the recovery of unfairly earned executive compensation. Under the policy, if our Board determines that a member of senior management earned performance based compensation or incentive compensation within the last three years due to fraud, negligence or intentional misconduct, and such conduct was a significant contributing factor to our restating our financial statements or reporting material inaccuracies relating to financial reporting or other performance metrics used in those awards, our Board has the discretion to cause that officer to repay and forfeit all compensation that was expressly conditioned upon the achievement of the misreported financial results.
Equity Award Approval Policy. Our committee has adopted an equity award approval policy which generally requires that all equity awards are approved by the committee, that the committee shall endeavor to approve all such awards at a committee meeting and that the grant date of all such awards shall be the date of the approval by the committee. As part of that policy, the committee delegated to our chief executive officer the authority to grant awards of up to an aggregate of 50,000 shares of our common stock (or stock equivalents) for new hires or spot awards, provided that the awards are reported to the committee at its next meeting. Our compensation committee believes that this delegation of authority allows us to meet our ongoing business needs in a practical manner. Our chief executive officer approved awards for 4,000 shares of restricted common stock under that authority in 2008.
Determination of Amounts. The committee reviews and determines all aspects of compensation for our executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. Except with respect to our non-equity incentive plan awards, which depend on achieving specific quantitative performance objectives noted below, our compensation committee does not use formulas in determining the amount and mix of compensation. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.
The committee reviews annual salary adjustments with a view toward maintaining external compensation competitiveness. External competitiveness with respect to each element of our compensation was benchmarked in 2008 against a group of publicly traded automotive retailers (Asbury Automotive Group, AutoNation, CarMax, Group1 Automotive, Lithia Motors and Sonic Automotive) as well as a sampling of other retail companies (Circuit City, Limited Brands, OfficeMax and Sherwin Williams). The non-automotive retail companies are the same as those selected by Risk Metrics (formerly named Institutional Shareholder Services) for its evaluation of our chief executive officer’s compensation relative to company performance. We are the second largest publicly traded automotive retailer as measured by total revenue and the only one with extensive international operations. While we benchmark our compensation, we do not target a specific quartile of pay for our executive officers as compared to our peers as we believe each of our executive officer’s circumstances and challenges is unique to the individual and we base our compensation accordingly.
Management Incentive Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million per year ceiling on the tax-deductibility of remuneration paid to any one of the named executive officers of a public company (except for the chief financial officer), unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). We have designed our Management Incentive Plan, which was approved by our stockholders in 2004, to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code.
We expect to continue to issue awards under the Management Incentive Plan for our Chief Executive Officer and certain other officers in order to provide motivation to advance specific annual objectives of the Company, while also maximizing the tax deductibility of our compensation expense. For any awards under the Management Incentive Plan, the compensation committee reserves discretion to reduce (but not increase) the payout under the award. While the committee intends to maximize the tax-efficiency of its compensation programs generally, it retains flexibility in the manner in which it awards compensation to act in our best interests, including awarding compensation that may not be tax deductible.

III. Our Compensation Program
Our compensation program primarily consists of four elements:
•	base salary;
•	annual cash bonus payment;
•	restricted stock awards; and
•	employee health care and other benefits, such as the use of a company vehicle.
Base Salary. We pay base salary to set a baseline level of compensation for all senior management. The salary levels for our executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed earlier under “Determination of Amounts.” The committee approves salary levels for executive officers and certain key employees in order to maintain external compensation competitiveness using the benchmarks noted above, and to reflect the performance of those employees in the prior year and to reflect any change in the employee’s level of responsibility within the organization. The evaluation of the individual’s performance is based the committee’s subjective perception of that performance, based in large part on input from our Chief Executive Officer and the factors noted above under “Determination of Amounts.”
The committee also considers our Company-wide performance as well as general economic factors. The items of corporate performance that are considered for our named executive officers are the same as those with respect to the non-equity incentive plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry.
Annual Bonus Payments. Our senior management is eligible to receive annual discretionary bonus payments. In the past several years, our Chief Executive Officer and President have not received any discretionary bonus payments, receiving only the amounts contemplated from their performance based awards described below under “Chief Executive Officer Compensation” and “President Compensation.” See below “— 2008 Performance” for further discussion of recent bonus awards. We pay annual bonuses to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:
•	Company-wide performance in the prior year;
•	Evaluation of an individual’s performance in the prior year; and
•	Evaluation of the annual performance of an individual’s business unit in the prior year.
The items of Company-wide performance that are considered for our named executive officers are the same as those with respect to the non-equity incentive plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the overall performance of the automotive retail industry. The evaluation of the individual’s performance and the performance of the individual’s business unit is based on the committee’s perception of that performance, based in part on input from our Chief Executive Officer, and the factors noted above under “Determination of Amounts.”
Restricted Stock. The committee believes that the interests of senior management should be closely aligned with those of our stockholders. Therefore, each member of senior management is eligible to receive an incentive equity award because we believe equity grants effectively align management’s goals with those of our other stockholders.
In 2008 and 2009, we issued incentive compensation to our senior management team in the form of restricted stock under our 2002 Equity Compensation Plan. Our restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per annum, respectively. These shares are subject to forfeiture in the event the executive departs from the Company. We believe vesting the majority of the awards in the third and fourth years provides a longer-term incentive and more closely aligns the incentives for management with the interests of our long-term stockholders. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits, such as building premium facilities. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the value that may be created over time. Our restricted stock awards mirror our other outstanding stock, including the right to vote with our other stockholders and receive dividends.

Restricted stock grants for our named executive officers are generally discretionary (other than those awarded to our Chief Executive Officer, President and others under our Management Incentive Plan discussed above), and are based upon the awards granted in the prior year adjusted to reflect changes in the responsibilities of the named executive officers and Company-wide performance measures detailed below under “Chief Executive Officer Compensation,” keeping in mind the impact of the overall performance of the automotive retail industry. The amounts are also established considering the retention component of the award, as the awards are the sole aspect of long-term compensation for our named executive officers. In 2008, the committee approved the granting of approximately 310,000 shares of restricted stock to employees (representing about 0.3% of our current outstanding equity).
Other Compensation. We may provide our employees with selected other benefits or perquisites in order to attract and retain highly skilled employees. Certain of our employees are entitled to benefits such as company contributions toward health and welfare benefits and company-sponsored life insurance. Our corporate employees are also entitled to a company-sponsored lunch. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years. We previously provided our U.S. employees with company matching under our 401(k) plan. In the fourth quarter of 2008, as part of cost curtailment initiatives implemented in light of deteriorating industry conditions, we suspended the matching under our 401(k) plan, as more fully discussed below under “— 2008 Performance.”
Our senior management is typically provided the use of a company vehicle, company-sponsored automobile insurance, and a tax gross-up relating to these amounts. We typically contribute a monthly allowance toward a lease payment for a company vehicle selected by the employee. The vehicle must be leased from one of our dealerships and the allowance is based on an employee’s position within our company. In some circumstances, we purchase a vehicle if we believe this will be more cost effective over the life of the vehicle’s use. We have valued the use of company vehicles in the following disclosure tables based on the value of our lease payments or, in situations where we have purchased a vehicle or the employee has used a company owned vehicle, on IRS guidelines. We also pay for maintenance and repairs on the vehicles, which costs are included in those tables. Similar to any company providing its products to employees, we provide these vehicles as an inducement and retention benefit.
From time to time, we may adopt other benefits for our senior management, such as payment for a country club membership or tax gross-ups for certain items. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees. We have valued these other types of perquisites in the following disclosure tables based on our cost.
Other Forms of Compensation. The committee has also reviewed various other forms of executive compensation for our management, such as stock options and supplemental retirement plans. Currently, the committee is of the view that salary, bonus and restricted stock awards should provide the principal components of management compensation and that these forms of compensation best align management’s goals with those of our stockholders. Therefore, after review, the committee has determined not to issue or grant stock options, allow for deferred compensation in the form of a deferral of salary or bonus, or any retirement benefit (other than under our defined contribution plans that are available to all qualified employees from time to time). The committee considers the advisability of these additional types of compensation periodically and retains the flexibility to implement other forms of compensation in the future.
No Employment Agreements, Change of Control and Pre-arranged Severance Compensation. None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation or compensation upon a change of control. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us maximum flexibility with respect to managing the departure of our executive officers. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into post-employment arrangements based on the circumstances existing upon departure. We have entered into varying types of severance arrangements with departing members of our senior management in the past several years, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individual’s knowledge base and guidance. In the event we employ consulting agreements, we have typically obtained a non-compete agreement with these individuals.

With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments. However, our outstanding equity awards provide that, in the event of a change of control, the compensation committee has the discretion to accelerate, vest or rollover any outstanding equity awards.
IV. 2008 Compensation
2008 Performance. The worldwide automotive industry experienced significant operational and financial difficulties in 2008. The turbulence in worldwide credit markets and resulting decrease in the availability of financing and leasing alternatives for consumers hampered our sales efforts. In addition, there was reduced consumer confidence and spending in the markets in which we operate, which we believe reduced customer traffic in our dealerships, particularly since September 2008. Rapid changes in fuel prices also resulted in rapid changes in consumer preferences and demand, which negatively impacted vehicle retail sales. In response to the challenging operating environment, we have undertaken significant cost saving initiatives, including personnel reductions, a reduction in advertising activities, and a suspension of our quarterly cash dividend to stockholders, as well as the following other measures with respect to executive and director compensation.
2008 Bonus Payments. Our Chief Executive Officer and our President were granted the opportunity to earn a performance based award relating to calendar 2008 under our management incentive plan. The maximum potential payouts for these awards were $3.0 million and $300,000, respectively, in the form of restricted stock grants, and were based on various performance objectives noted below. In recognition of our cost savings initiatives, each of Mr. Penske and Mr. Kurnick agreed to forgo the amounts ultimately payable under those awards. For our remaining executive officers, in recent years our annual bonuses have been based on the three factors discussed under “Annual Bonus Payments” above in varying degrees. However, for 2008, Company-wide performance has received a higher degree of weighting versus prior years given the challenging operating environment, resulting in significant decreases in executive officer bonuses.
2008 Director Compensation. As more fully discussed below under “Director Compensation,” each of our non-employee Board members is entitled to a cash annual fee ranging from $40,000 to $50,000. In recognition of our cost savings initiatives, each of the non-employee Board members agreed to forgo $10,000 of that cash annual fee relating to 2008.
Other Compensation. We provide our employees with selected other benefits or perquisites in order to attract and retain highly skilled employees. We previously provided our employees in the U.S. with company matching contributions under our 401(k) plan. In the fourth quarter of 2008, as part of our cost savings initiatives, we suspended these matching contributions.
Chief Executive Officer Compensation. In February 2008, Mr. Penske’s salary was increased to $1.0 million retroactive to January 1, 2008. This salary adjustment for Mr. Penske was based on our 2007 company performance as noted in our 2008 CD&A in last year’s proxy, including a comparison to the compensation of our peer automotive retail companies. Mr. Penske received a performance based award in February 2008 with respect to 2008 performance under our management incentive plan discussed above. The maximum potential amount Mr. Penske could have earned pursuant to this award was $3.0 million in the form of restricted stock to be granted in 2009, although the committee reserved discretion to reduce (but not increase) the payout under this award. Mr. Penske achieved 28% of the performance metrics noted below, which entitled him to $840,000 in the form of restricted stock. Mr. Penske agreed to forgo the amounts ultimately payable under the award in recognition of our cost savings initiatives. The specific 2008 performance objectives and related performance were as follows:

Objective	Result	% of Award	Achievement

• return on equity of 11% (1)	7%	11%	0%
• same store retail sales revenue increase of 3% (50% attainment), 4% (75% attainment) and 5% (100% attainment) (2)	(12.3%)	12%	0%
• acquisition of gross annualized revenue of $300 million	$550 million	10%	10%
• employee turnover at or below 32%	32.2%	10%	0%
• operating margin above 2.7% (50% attainment) and 3% (100% attainment) (1)	2.3%	10%	0%
• customer satisfaction scores exceed manufacturer objectives at 80% of our franchises	Exceeds	10%	10%
• no material weaknesses in our internal controls	None	8%	8%
• new car inventory less than 59 days supply	99 days	8%	0%
and used car inventory less than 43 days supply	39 days
• earnings per share from continuing operations at least $1.67 per share (1)	$1.09	11%	0%
• common stock price performance to exceed the S&P 500 Index during 2008	(56%) v. (38%) S&P	10%	0%

Total		100%	28%

(1)
This performance target excluded any items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to discontinued operations or a change in accounting principles or other regulations, provided that such items were specifically identified, quantified and disclosed in any public earnings release with respect to the period.

(2)	This performance target excluded the impact of identifiable changes due solely to changes in foreign exchange rates.
In February 2009, the committee established a similar award for Mr. Penske with respect to 2009, with a maximum potential payout of $3.0 million in the form of restricted stock to be granted in 2010. The performance objectives for 2009 are as follows:

Objective	% of Award

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $220 million (50% attainment) and $240 million (100% attainment) (1)	20%
• Maintenance of credit availability of $150 million, excluding funds used for repurchases of outstanding debt or common stock	20%
• Maintenance of compliance with the covenants in our credit facilities	20%
• customer satisfaction scores exceed manufacturer objectives at 80% of our franchises	10%
• no material weaknesses in our internal controls	10%
• new car inventory less than 60 days supply	5%
• used car inventory less than 40 days supply	5%
• common stock price performance to exceed the S&P 500 Index during 2009	10%

100%

(1)
Attainment between $220 million and $240 million will result in a pro rata achievement of this component. This performance target shall exclude any items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to discontinued operations or a change in accounting principles or other regulations, provided that such items are specifically identified, quantified and disclosed in any public earnings release with respect to the period.

President Compensation. Robert H. Kurnick, Jr. was appointed President effective April 1, 2008 at which time his annual salary was increased to $600,000 effective January 1, 2008. This salary adjustment for Mr. Kurnick was based on our 2007 company performance as noted in our 2008 CD&A in last year’s proxy, and a comparison to the compensation of officers at our peer automotive retail companies. Mr. Kurnick is also the President of Penske Corporation and he receives a substantial amount of compensation from Penske Corporation, our controlling stockholder. While Mr. Kurnick devotes a substantial amount of time and effort to our company, his total compensation paid by us reflects that he devotes time to Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive matters, recognizing that the amount varies from year to year, but it is generally expected to represent approximately 75% of his time. Instead, in determining Mr. Kurnick’s pay, our compensation committee considers the impact of the time Mr. Kurnick spends on Penske Automotive matters, including the benefits of his leadership capabilities.

Mr. Kurnick received a performance based award in March 2008 with respect to 2008 performance under our management incentive plan discussed above. The maximum potential amount Mr. Kurnick could have earned pursuant to this award was $300,000 in the form of restricted stock to be granted in 2009, although the committee reserved discretion to reduce (but not increase) the payout under this award. Mr. Kurnick achieved 34% of the performance metrics noted below, which entitled him to $102,000 in the form of restricted stock. Mr. Kurnick agreed to forgo the amounts ultimately payable under this award in recognition of our cost savings initiatives. The specific 2008 performance objectives and related performance were as follows:

Objective	Result	% of Award	Achievement

• return on equity of 11% (1)	7%	14%	0%
• same store retail sales revenue increase of 3% (50% attainment), 4% (75% attainment) and 5% (100% attainment) (2)	(12.3%)	14%	0%
• acquisition of gross annualized revenue of $300 million	$550	12%	12%
• operating margin above 2.7% (50% attainment) and 3% (100% attainment) (1)	2.3%	12%	0%
• customer satisfaction scores exceed manufacturer objectives at 80% of our franchises	Exceeds	14%	14%
• no material weaknesses in our internal controls	None	8%	8%
• earnings per share from continuing operations at least $1.67 per share (1)	$1.09	12%	0%
• common stock price performance to exceed the S&P500 Index during 2008	(56%) v. (38%) S&P	14%	0%

Total		100%	34%

(1)
This performance target excluded any items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to discontinued operations or a change in accounting principles or other regulations, provided that such items were specifically identified, quantified and disclosed in any public earnings release with respect to the period.

(2)	This performance target excluded the impact of identifiable changes due solely to changes in foreign exchange rates.
In February 2009, the committee established a similar award for Mr. Kurnick with respect to 2009, with a maximum potential payout of $300,000 in the form of restricted stock to be granted in 2010. The performance objectives and component percentages are the same as those set forth above with respect to the similar award for Mr. Penske.
Former President Compensation. Effective March 31, 2008, Roger S. Penske, Jr. stepped down from his position as our President. Until his departure, Mr. Penske was compensated with an annual salary of $1.05 million. As President, Mr. Penske, Jr. retained direct oversight responsibility for our U.S. East operations. For that reason, Mr. Penske, Jr. was granted a non-equity incentive plan award for the first quarter of 2008 based on a specific objective relating to the performance of our U.S. East operations. We believe tying Mr. Penske, Jr.’s compensation to the performance of our East region served as an incentive to Mr. Penske, Jr. with regard to that area’s performance, while his accumulated restricted stock represented a key incentive for company-wide performance.
Upon his departure, we paid Mr. Penske, Jr. $72,485 pursuant to the non-equity incentive plan award, which was based on a percentage of actual 2008 East region pre-tax first quarter earnings, as adjusted to exclude gains and losses attributable to the sale or shutdown of dealerships in the East region in that period (as these losses did not reflect operating performance). The payment levels were set in advance as compared to our internal budget. If our East region pre-tax first quarter earnings were below $6.5 million, Mr. Penske, Jr. was to receive no payment. If our East region pre-tax first quarter earnings were in excess of $6.5 million, Mr. Penske, Jr. was to receive one percent of East region pre-tax first quarter earnings and, for pre-tax first quarter earnings in excess of $8.45 million, he was to receive two percent of the excess above $8.45 million. Our East region pre-tax first quarter earnings were approximately $7.25 million, resulting in the $72,485 payment.

In connection with his departure, we approved the vesting of Mr. Penske, Jr.’s outstanding restricted stock at that time, consisting of 19,894 shares, which were worth $387,100 based on the closing price on the date of vesting. Like our other named executive officers, Mr. Penske, Jr. was not entitled to any pre-arranged severance compensation at the time of his departure, and the determination to vest his restricted stock was based on the recognition of his prior meritorious service. As discussed above under “-No Employment Agreements, Change of Control and Pre-arranged Severance Compensation,” we do not typically have any pre-arranged severance with our executive officers because our compensation committee prefers the flexibility to enter into a post-employment arrangement with an employee based on the circumstances existing upon departure. The Board considered Mr. Penske Jr.’s aggregate service beginning in January 2001 when electing to vest his restricted stock upon his departure. During his tenure, Mr. Penske, Jr. served us in various capacities, and was responsible for consolidating three operating regions into one, as well as the oversight of the development and construction of three of our largest dealership campuses, including in Warwick, Rhode Island, Turnersville, New Jersey and Tysons Corner, Virginia. In addition, the compensation committee considered Mr. Penske, Jr.’s efforts to assist us with transitioning the role of President to Mr. Kurnick.
Other Executive Officer Compensation. Each of our other executive officers received the stock awards and bonuses set forth in the tables below. In February 2009, Messrs. O’Shaughnessy, Sharp and Spradlin received 8,710, 2,010 and 3,518 restricted shares, respectively, vesting over four years at a rate of 15%, 15%, 20% and 50%. In addition, Mr. O’Shaughnessy’s salary was increased $25,000 effective July 1, 2008 as part of his regularly scheduled compensation review. These amounts were determined based on the principles set forth above. In addition, for 2008, we were reimbursed approximately ten percent of Mr. Spradlin’s base salary and benefits by Penske Corporation to reflect his efforts on behalf of Penske Corporation. The full amount of Mr. Spradlin’s compensation is shown in the table below.

EXECUTIVE AND DIRECTOR COMPENSATION
The following table contains information concerning 2008 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers during 2008, collectively referred to as the “named executive officers.”
2008 Summary Compensation Table

				Stock	Non-Equity	All Other
		Salary	Bonus	Awards	Incentive Plan	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	Compensation	($)		($)
Roger S. Penske	2008	$1,000,000	—	$929,928	—	$26,383	(2)	$1,956,311	(3)
Chief Executive Officer	2007	$750,000	—	$1,459,063	—	$25,000		$2,234,063
	2006	$750,000	—	$393,878	—	—		$1,143,878

Robert T. O’Shaughnessy	2008	$577,404	$168,000	$218,192	—	$50,345	(4)	$1,013,941
Executive Vice President & Chief Financial Officer	2007	$565,000	$235,000	$173,538	—	$42,376		$1,015,914
	2006	$515,000	$200,000	$130,851	—	$141,046		$986,897

Robert H. Kurnick, Jr.	2008	$600,000	—	$185,338	—	$23,463	(5)	$808,801	(6)
President	2007	$375,000	—	$145,073	—	$20,596		$540,669
	2006	$350,000	—	$103,655	—	$14,346		$468,001

Calvin C. Sharp	2008	$350,000	$90,000	$38,930	—	$46,551	(7)	$525,481
Executive Vice President —	2007	$320,000	$135,000	$30,940	—	$18,670		$504,610
Human Resources

Shane M. Spradlin	2008	$250,000	$69,000	$59,617	—	$20,104	(8)	$398,721
SVP, General Counsel & Secretary

Roger S. Penske, Jr.	2008	$266,538	—	$332,313	$72,485	$8,953	(9)	$680,289
Former President	2007	$1,075,000	—	$98,820	$547,946	$53,963		$1,775,729

(1)
These amounts represent the amount of compensation expense we recorded in 2008 in connection with restricted stock awards granted under our 2002 Equity Compensation Plan, which amounts were determined in accordance with FAS 123R as discussed in footnotes 1 and 14 to our consolidated financial statements filed in our annual report on Form 10-K on March 10, 2009.

(2)
Reflects $25,000 in matching charitable donations pursuant to our director charitable matching program (see below “Director Compensation — Charitable Donation Matching Program”) and a tax allowance of $1,383 relating to spousal travel on corporate aircraft in conjunction with corporate travel. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation.”

(3)
In February 2008, Mr. Penske received an equity incentive plan-based award in the form of an award payable upon achievement of 2008 performance targets. The maximum total award for this grant was $3.0 million, payable in restricted stock. Mr. Penske achieved 28% of the performance metrics relating to this award, which entitled him to $840,000 in the form of restricted stock. In December 2008, Mr. Penske agreed to forgo the amounts ultimately payable under the award in recognition of our cost savings initiatives. See the narrative discussion following this table for further discussion of this award.

(4)
Represents the use of company vehicles and related automobile insurance, payments for a country club membership (though this membership is used for personal and business purposes), matching funds under our U.S. 401(k) plan, company-sponsored life insurance, company-sponsored lunch program and a tax allowance of $16,501. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation.”

(5)	Represents the use of Company vehicles and related automobile insurance and a tax allowance of $9,289. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation.”

(6)
In February 2008, Mr. Kurnick received an equity incentive plan-based award in the form of an award payable upon achievement of 2008 performance targets. The maximum total award for this grant was $300,000, payable in restricted stock. Mr. Kurnick achieved 34% of the performance metrics relating to this award, which entitled him to $102,000 in the form of restricted stock. In December 2008, Mr. Kurnick agreed to forgo the amounts ultimately payable under the award in recognition of our cost savings initiatives. See the narrative discussion following this table for further discussion of this award.

(7)
Represents $25,751 relating to the use of Company vehicles and related automobile insurance, matching funds under our U.S. 401(k) plan, company-sponsored life insurance, company-sponsored lunch program and a tax allowance of $12,361. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation.”

(8)
Represents the use of Company vehicles and related automobile insurance, matching funds under our U.S. 401(k) plan, company-sponsored life insurance, company-sponsored lunch program, personal use of sporting event tickets and a tax allowance of $5,855. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation.”

(9)
Represents the use of company vehicles and related automobile insurance, family travel on corporate aircraft in conjunction with corporate travel, payments for a country club membership (though this membership was used for personal and business purposes), matching funds under our U.S. 401(k) plan, company-sponsored life insurance, company-sponsored lunch program and a tax allowance of $2,526. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation.”

Grants of Plan-Based Awards in 2008

		Estimated Future Payouts		Estimated Future Payouts
		Under Non-Equity Incentive		Under Equity Incentive			All other Awards:		Grant Date Fair
		Plan Awards		Plan Awards			Number of Shares		Value of Stock
Name and Principal Position	Grant Date	Threshold ($)	Maximum ($)	Threshold ($)	Maximum ($)		of Stock		Awards ($)
Roger S. Penske	2/28/2008			—	3,000,000	(2)	89,267	(1)	1,680,005	(1)
Chief Executive Officer	2/28/2008
Robert T. O’Shaughnessy	2/28/2008						11,000		207,020
Executive Vice President & Chief Financial Officer
Robert H. Kurnick, Jr.,	2/28/2008			—	300,000	(2)	11,000		207,020
President	3/25/2008
Calvin C. Sharp	2/28/2008						2,500		47,050
Executive Vice President — Human Resources
Shane M. Spradlin	2/28/2008						4,500		84,690
SVP, General Counsel & Secretary
Roger S. Penske, Jr.	2/28/2008						1,594	(3)	30,000	(3)
Former President	2/28/2008	(4)	(4)

(1)	This represents the shares of restricted stock issued to Mr. Penske in February 2008 resulting from his attainment of goals outlined in his 2007 incentive award.

(2)
See the following narrative discussion for an explanation of this award. Note that this table reflects two years of awards: the 2007 award actually received in 2008 and the total potential award for 2008.

(3)	See the following narrative discussion for an explanation of this award.

(4)
Mr. Penske, Jr. was awarded $72,485 in 2008 resulting from a “non-equity incentive plan award.” As described in more detail in the following narrative discussion, this payment was based on a percentage of the pre-tax earnings of our East region, and therefore no threshold, target or maximum amount is applicable to this award.

Narrative Discussion of Summary Compensation Table and Plan Based Awards
The amounts set forth in the two preceding tables reflect payments and awards to our named executive officers based on the principles and descriptions discussed under “Compensation Discussion and Analysis.”
Mr. Penske’s Performance Based Award. Mr. Penske received a performance based award in 2008 under our management incentive plan based on performance targets to be achieved in 2008 which was to be payable in 2009. A maximum potential payout of $3.0 million in the form of shares of restricted stock was available under the award. Mr. Penske achieved 28% of the performance metrics relating to this award, which entitled him to $840,000 in the form of restricted stock. In December 2008, Mr. Penske agreed to forgo the amounts ultimately payable under this award in recognition of our cost savings initiatives, as more fully discussed above in “CD&A — Chief Executive Officer Compensation.”
Mr. Kurnick’s Performance Based Award. Mr. Kurnick received a performance based award in 2008 under our management incentive plan based on performance targets to be achieved in 2008 which was to be payable in 2009. A maximum potential payout of $300,000 in the form of shares of restricted stock was available under the award. Mr. Kurnick achieved 34% of the performance metrics relating to this award, which entitled him to $102,000 in the form of restricted stock. In December 2008, Mr. Kurnick agreed to forgo the amounts ultimately payable under this award in recognition of our cost savings initiatives, as more fully discussed above in “CD&A — President Compensation.”

Mr. Penske, Jr.’s Awards. Effective March 31, 2008, Roger S. Penske, Jr. stepped down from his position as our President. Mr. Penske, Jr. received a performance based award relating to 2007 issued under our Management Incentive Plan and based on performance targets to be achieved in 2007. A maximum potential payout of $300,000 in the form of shares of restricted stock was available under the award. The payment of the award in 2008 amounted to $30,000 in the form of 1,594 shares of restricted common stock that vest over four years at a rate of 15%, 15%, 20% and 50%. As discussed above under “CD&A-Former President Compensation,” Mr. Penske, Jr. received $72,485, resulting from a non-equity incentive plan award with respect to the first quarter of 2008.
Other Restricted Stock Awards. The other equity awards noted in the table were each issued to our named executive officers as part of an annual grant of restricted stock pursuant to the terms of the 2002 Equity Compensation Plan. These awards vest annually over four years at a rate of 15%, 15%, 20% and 50% and were issued based on principles described in the “CD&A — Restricted Stock.”
Outstanding Equity Awards at 2008 Year-End

	Option Awards				Stock Awards
					Number of
	Number of Securities				Shares or Units		Market Value of
	Underlying		Option	Option	of Stock That		Shares or Units of
	Unexercised Options		Exercise	Expiration	Have Not Vested		Stock That Have Not
Name	Exercisable (#)		Price	Date	(#)		Vested(1)
Roger S. Penske					207,285	(2)	$1,591,949
Chief Executive Officer
Robert T. O’Shaughnessy	5,000	(3)	$10.48	2/22/12	36,200	(4)	$278,016
Executive Vice President & Chief Financial Officer
Robert H. Kurnick, Jr.					31,500	(5)	$241,920
President
Calvin C. Sharp					6,600	(6)	$50,688
Executive Vice President — Human Resources
Shane M. Spradlin	7,000	(7)	$5.55	3/18/13	10,613	(8)	$81,508
SVP, General Counsel & Secretary
Roger S. Penske, Jr.	—		—	—	—		—
Former President

(1)	Market value is based upon the closing price of our common stock on December 31, 2008 ($7.68).

(2)	These restricted shares vest as follows:

June 1, 2009 — 53,116	June 1, 2011 — 57,296
June 1, 2010 — 52,240	June 1, 2012 — 44,633

(3)	This award was granted on February 22, 2002 under our Amended and Restated Stock Option Plan, vested in three equal annual installments and is now fully vested.

(4)	The restricted shares vest as follows:

June 1, 2009 — 16,850	June 1, 2011 — 7,200
June 1, 2010 — 6,650	June 1, 2012 — 5,500

(5)	These restricted shares vest as follows:

June 1, 2009 — 10,150	June 1, 2011 — 7,200
June 1, 2010 — 8,650	June 1, 2012 — 5,500

(6)	The restricted shares vest as follows:

June 1, 2009 — 2,075	June 1, 2011 — 1,500
June 1, 2010 — 1,775	June 1, 2012 — 1,250

(7)	This award was granted on March 18, 2003 under our Amended and Restated Stock Option Plan, vested in three equal annual installments and is now fully vested.

(8)	The restricted shares vest as follows:

June 1, 2009 — 3,013	June 1, 2011 — 2,525
June 1, 2010 — 2,825	June 1, 2012 — 2,250

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized
Name	Exercise (#)	Exercise	Vesting (#)	on Vesting(1)
Roger S. Penske	—	—	33,721	$704,432
Chief Executive Officer
Robert T. O’Shaughnessy	—	—	8,900	$185,921
Executive Vice President & Chief Financial Officer
Robert H. Kurnick, Jr.	—	—	8,000	$167,120
President
Calvin C. Sharp	—	—	2,000	$41,780
Executive Vice President — Human Resources
Shane M. Spradlin	—	—	2,437	$50,909
SVP, General Counsel & Secretary
Roger S. Penske, Jr.	10,000	$103,220	19,894	$387,137
Former President

(1)	The value is based upon the closing price of our common stock on the vesting date.
Pension Benefits and Nonqualified Deferred Compensation
Our executive officers are not eligible to participate in any defined benefit or nonqualified deferred compensation plans.
Termination Payments
None of our current named executive officers is employed under an employment agreement, and none have any contractual severance or termination payments. See “CD&A — Former President Compensation” for a discussion of our severance arrangements with our former President, Roger S. Penske, Jr.
Director Compensation
The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive all compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the compensation committee, which is composed solely of independent directors. Only directors who are not our paid employees are eligible for director compensation, unless otherwise noted.
Annual Fee and Restricted Stock Award. Each non-employee director receives an annual fee of $40,000, except for audit committee members, who receive $45,000, as well as committee chairpersons, who receive an additional $5,000. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt (generally in March of the year subsequent to service). Our non-employee directors also receive an annual grant of 4,000 shares of stock payable generally during the first quarter of the year following service. In recognition of our cost savings initiatives more fully discussed above under “CD&A—2008 Performance,” each of the non-employee directors agreed to forgo $10,000 of their annual cash fee relating to 2008.
Option to Defer Receipt until Termination of Board Service. Under our Non-Employee Director Compensation Plan, the annual fee and equity awards earned by our non-employee directors may be deferred in either the form of cash (for the annual fee) and/or deferred stock. Each deferred stock unit is equal in value to a share of common stock, and ultimately will be paid in cash after a director retires. These stock units do not have voting rights, but do receive dividends in the form of additional stock units which are credited to the director’s account on the date dividends are paid. All fees deferred in cash are held in our general funds and interest on such deferred fees is credited to the director’s account at the then current U.S. 90-day Treasury bill rate on a quarterly basis.

Charitable Donation Matching Program. All directors are also eligible to participate in a charitable matching gift program. Under this program, we match up to $25,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for these contributions.
Other Amounts. As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a company vehicle, as well as the cost of routine maintenance and repairs and company-sponsored automobile insurance relating to that vehicle. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.
Director Compensation Table
Our directors who are also our employees (Messrs. Kurnick, Ishikawa, and Penske) receive no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above. Effective December 5, 2008, Mr. Mita resigned from our Board of Directors.

	Fees Earned or	Stock		All Other
Name	Paid in Cash(1)	Awards(2)		Compensation		Total

John D. Barr	$35,000	$119,166	(3)	$43,454	(3)	$197,620
Michael R. Eisenson	$40,000	$119,166	(4)	$41,801	(4)	$200,967
William J. Lovejoy	$30,000	$119,166	(5)	$38,100	(5)	$187,266
Kimberly J. McWaters	$30,000	$119,166	(6)	$46,605	(6)	$195,771
Eustace W. Mita, Former Director (7)	$35,000	$100,473	(7)	$22,829	(7)	$158,302
Lucio A. Noto	$30,000	$119,166	(8)	$28,550	(8)	$177,716
Richard J. Peters	$30,000	$119,166	(9)	$39,368	(9)	$188,534
Ronald G. Steinhart	$35,000	$119,166	(10)	$35,417	(10)	$189,583
H. Brian Thompson	$35,000	$119,166	(11)	$69,726	(11)	$223,892

(1)
Each of the non-employee directors agreed to forgo $10,000 of their annual cash fee relating to 2008. These amounts reflect the reduced fees as more fully discussed above under “CD&A-2008 Performance.” We pay our directors in the year subsequent to service. Unless otherwise noted, this column reflects the fees earned in 2008, though these fees were paid in 2009. Messrs. Eisenson, Lovejoy and Noto elected to receive equity in lieu of a cash fee for 2008. Mr. Thompson elected to receive equity for 50% of his cash fee in 2008.

(2)
These amounts represent the amount of compensation expense we recorded in 2008 in connection with equity awards granted under our 2002 Equity Compensation Plan, which amounts were determined in accordance with FAS 123R as discussed in footnotes 1 and 14 to our consolidated financial statements filed in our annual report on Form 10-K on March 10, 2009. For 2008, our directors received equity compensation in the form of common stock while in prior years they received restricted common stock. As a result, the 2008 expense we recorded included all of the value of unrestricted shares issued relating to 2008 service, as well as the previously unrecognized expense relating to restricted stock issued to the directors for service in prior years.

(3)
Mr. Barr had 8,292.58 deferred stock units outstanding at December 31, 2008. “All Other Compensation” reflects $40,954 for the use of a Company vehicle and related insurance, and the remainder in matching of charitable donations. The grant date fair value of the 4,000 deferred stock units granted to Mr. Barr on February 29, 2008 was $72,160.

(4)
Mr. Eisenson had 5,999 shares of unvested restricted stock outstanding at December 31, 2008. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of restricted stock and the 2,453 shares of stock granted to Mr. Eisenson on February 29, 2008 was $116,412.

(5)
Mr. Lovejoy had 25,342.46 deferred stock units outstanding at December 31, 2008, including the award earned in 2008. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 6,180.43 deferred stock units granted to Mr. Lovejoy on February 29, 2008 was $111,495.

(6)
Ms. McWaters had 4,000 deferred stock units and 5,999 shares of unvested restricted stock outstanding at December 31, 2008, including the award earned in 2008. “All Other Compensation” reflects $30,779 for the use of a Company vehicle and related insurance, and the remainder in matching of charitable donations. The grant date fair value of the 4,000 shares of restricted stock granted to Ms. McWaters on February 29, 2008 was $72,160.

(7)
Effective December 5, 2008, Mr. Mita resigned from our Board of Directors. Upon his resignation, we vested Mr. Mita’s outstanding 5,999 shares of restricted stock and paid his 2008 annual fee. “All Other Compensation” reflects the use of a Company vehicle and related insurance. The grant date fair value of the 4,000 shares of restricted stock granted to Mr. Mita on February 29, 2008 was $72,160.

(8)
Mr. Noto had 20,412.31 deferred stock units outstanding at December 31, 2008. “All Other Compensation” reflects the use of a Company vehicle and related insurance and matching of charitable donations. The grant date fair value of the 6,180.43 deferred stock units granted to Mr. Noto on February 29, 2008 was $111,495.

(9)
Mr. Peters had 5,999 shares of unvested restricted stock outstanding at December 31, 2008. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of restricted stock granted to Mr. Peters on February 29, 2008 was $72,160.

(10)
Mr. Steinhart had 5,999 shares of unvested restricted stock outstanding at December 31, 2008. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of restricted stock granted to Mr. Steinhart on February 29, 2008 was $72,160.

(11)
Mr. Thompson had 5,999 shares of unvested restricted stock outstanding at December 31, 2008. “All Other Compensation” reflects $44,726 for use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of restricted stock and the 1,090 shares of stock granted to Mr. Thompson on February 29, 2008 was $91,824.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 10, 2009 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.
“Beneficial ownership” is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares including shares of restricted, but unvested stock. “Economic ownership” is determined by adding deferred stock units owned by the non-employee directors and received as director compensation to beneficial ownership. The percentage of ownership is based on 91,529,539 shares of our common stock outstanding on March 10, 2009. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

	Economic	Beneficial
Beneficial Owner	Ownership (1)	Ownership (2)	Percent

Penske Corporation(3)	36,898,068	36,898,068	40.3%
2555 Telegraph Road, Bloomfield Hills, MI 48302-0954
Mitsui(4)	15,559,217	15,559,217	17.0%
2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan
Baron Capital Group, Inc.(5)	5,938,118	5,938,118	6.5%
767 Fifth Avenue, New York, NY 10153
Dimension Fund Advisors LP(6)	5,970,612	5,970,612	6.5%
1294 Ocean Avenue, 11th Floor, Santa Monica, CA 90401
Barclays Global Investors, NA(7)	4,673,727	4,673,727	5.1%
145 Fremont St., San Francisco, CA 91405
John D. Barr(8)	21,293	13,000	*
Michael R. Eisenson	45,828	45,828	*
Hiroshi Ishikawa	11,950	11,950	*
Robert H. Kurnick, Jr.(9)	94,292	94,292	*
William J. Lovejoy(10)	37,342	12,000	*
Kimberly J. McWaters(11)	14,924	10,924	*
Lucio A. Noto(12)	44,089	23,677	*
Robert T. O’Shaughnessy(13)	68,255	68,255	*
Roger S. Penske(14)	37,623,738	37,623,738	41.1%
Richard J. Peters(15)	129,760	129,760	*
Calvin C. Sharp	15,412	15,412	*
Shane M. Spradlin(16)	29,439	29,439
Ronald G. Steinhart	32,500	32,500	*
H. Brian Thompson	46,325	46,325	*
All directors and executive officers as a group (14 persons)		38,013,048	41.5%

*	Less than 1%

(1)	Economic Ownership is defined as “Beneficial Ownership” (see footnote 2), plus the amount of deferred stock units held by certain non-employee directors.

(2)
Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

(3)
Penske Corporation is the beneficial owner of 36,112,044 shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. Penske Corporation also has shared voting power over 786,024 shares under voting agreements. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 3) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 52,457,285 shares or 57.3%.

(4)	Represents 3,111,444 shares held by Mitsui & Co., (U.S.A.), Inc. and 12,447,773 shares held by Mitsui & Co., Ltd.

(5)	As reported on Schedule 13G as of December 31, 2008 and filed with the SEC February 12, 2009.

(6)	As reported on Schedule 13G as of December 31, 2008 and filed with the SEC February 9, 2009.

(7)	As reported on Schedule 13G as of December 31, 2008 and filed with the SEC on February 5, 2009.

(8)	Mr. Barr owns 8,292.58 deferred stock units which vest following his retirement from our Board of Directors.

(9)	Mr. Kurnick has shared voting power with respect to 31,292 of these shares.

(10)	Mr. Lovejoy owns 25,342.46 deferred stock units which vest following his retirement from our Board of Directors.

(11)	Ms. McWaters owns 4,000 deferred stock units which vest following her retirement from our Board of Directors.

(12)	Mr. Noto also owns 20,412.31 deferred stock units which vest following his retirement from our Board of Directors.

(13)	Includes 5,000 shares issuable upon the exercise of options.

(14)
Includes the 36,898,068 shares deemed to be beneficially owned by Penske Corporation and 64,550 shares deemed to be beneficially owned by Penske Capital Partners, L.L.C., as to all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the managing member of Penske Capital Partners and the Chairman and Chief Executive Officer of Penske Corporation. 64,500 of the shares deemed owned by Penske Capital Partners are pledged as security to Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Capital and Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 3) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 53,182,955 shares or 58.1%.

(15)	Mr. Peters has shared voting power with respect to these shares.

(16)	Includes 7,000 shares issuable upon the exercise of options.
RELATED PARTY TRANSACTIONS
Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions valued over $5,000 are to be approved by a majority of either the members of our Audit Committee or our disinterested Board members. Our Audit Committee shall approve all individual related party transactions valued below $1 million, and all multiple-payment transactions valued below $5 million (such as a lease), or any transaction substantially similar to a prior year’s transaction (regardless of amount), if not approved by the Board. Our Board, by a vote of the disinterested directors, must review and approve all related party transactions valued above those amounts or not otherwise approved by the Audit Committee. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.

Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are International Motor Cars Group, II, L.L.C. (“IMCGII”), Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. We refer to IMCGII, Penske Corporation and Penske Automotive Holdings Corp. as the Penske affiliated companies.
In connection with a sale of shares of our common stock to Mitsui in March 2004, Mitsui and the Penske affiliated companies agreed to certain “standstill” provisions. Until termination of the stockholders agreement discussed below, among other things and with some exceptions, the parties have agreed not to acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the purchase agreement permits (1) any transaction approved by either a majority of disinterested members of our Board of Directors or a majority of our disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, its beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske affiliated companies, the acquisition of securities if, after giving effect to such acquisition, their aggregate beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.
We have also agreed to grant Mitsui the right to an observer to our Board of Directors as long as it owns at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of Penske Automotive, as long as it owns at least 10% of our outstanding common stock. Mr. Hiroshi Ishikawa, one of our directors, has been appointed as our Executive Vice President — International Business Development. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to specified limitations.
Stockholders Agreement. Simultaneously with this purchase, Mitsui and the Penske affiliated companies entered into a stockholders agreement. Under this stockholders agreement, the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske affiliated companies. In addition, the Penske affiliated companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates on its tenth anniversary, upon the mutual consent of the parties or when either party no longer owns any of our common stock.
Registration Rights Agreements. We have granted the Penske affiliated companies registration rights. Pursuant to our agreements, the Penske affiliated companies each may require us on three occasions to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended. In connection with the purchase of shares by Mitsui discussed above, we have granted registration rights to Mitsui. Under our agreement, Mitsui may require us on two occasions to register all or part of its common stock, subject to specified limitations. Mitsui also is entitled to request inclusion of all or any part of its common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act.
Other Related Party Interests. Several of our directors and officers are affiliated with Penske Corporation or related entities. Mr. Penske is a managing member of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Robert H. Kurnick, Jr., our President and a director, is also the President and a director of Penske Corporation. Mr. Ishikawa, one of our directors, serves as our Executive Vice President — International Business Development and in a similar capacity for Penske Corporation. For 2008, we were reimbursed approximately ten percent of the base salary and benefits of Shane Spradlin, our General Counsel, by Penske Corporation to reflect his efforts on behalf of Penske Corporation. Our former President and employee through March 31, 2008, Roger S. Penske, Jr., also serves as a director of Penske Corporation and is the son of our Chairman and Chief Executive Officer. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive. Our former director, Eustace W. Mita and director Lucio A. Noto are each investors in Transportation Resources Partners.

Penske Truck Leasing. In June 2008, we acquired a 9% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading global transportation services provider, from subsidiaries of General Electric Capital Corporation (collectively, “GE Capital”) in exchange for $219 million. PTL operates and maintains more than 200,000 vehicles and serves customers in North America, South America, Europe and Asia. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rental and logistics services, transportation and distribution center management and supply chain management. The general partner of PTL is Penske Truck Leasing Corporation (the “General Partner”), a subsidiary of Penske Corporation which, together with other wholly owned subsidiaries of Penske Corporation (the “Penske Parties”), owns 40% of PTL. The remaining 51% of PTL is owned by GE Capital.
In connection with this transaction, we became a party to a previously existing partnership agreement among the other partners which, among other things, provides us with specified partner distribution and governance rights, and restricts our ability to transfer our interests. Specifically, as a limited partner, we are entitled only to a limited number of rights, including the right to act as an observer at all meetings of PTL’s Advisory Committee and a right to pro rata distributions of available profits. Further, we may only transfer our interests with the unanimous consent of the other partners, or if we and the Penske Parties provide the remaining partners with a right of first refusal to acquire our interests at fair market value. We and the Penske Parties have also agreed that (1) in the event of any transfer by the Penske Parties of their partnership interests to a third party, we shall be entitled to “tag-along” by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) the Penske Parties are entitled to a right of first refusal in the event of any transfer of our partnership interests. Additionally, the partnership has agreed to indemnify the General Partner for any actions in connection with managing the partnership, except those taken in bad faith or in violation of the partnership agreement. In the event of certain changes to PTL’s capital structure, GE Capital and the General Partner have agreed to provide us with certain “make whole” payments, as further described in the purchase agreement with respect to the transaction, which is filed as exhibit 10.1 to our annual report on Form 10-K.
In 2008, we received $2.7 million from PTL in pro rata cash distributions to its partners. We are also party to a five year agreement pursuant to which PTL subleases a portion of one of our dealership locations in New Jersey for $87,000 per year plus its pro rata share of certain property expenses. Payments are expected to be $3.4 million over the term of the sublease, including six optional five-year extension periods and an optional forty-four month extension period, but not including any potential increases in the rent resulting from changes in the consumer price index. Our Chairman and Chief Executive Officer also serves as chairman of PTL, for which he is compensated by PTL. As a limited partner, we do not influence or control the amount or composition of that compensation.
smart USA. Our subsidiary, smart USA Distributor, LLC, is the exclusive distributor for the smart fortwo vehicle in the U.S. and Puerto Rico. Penske Motor Group, Inc., a California based automotive retailer separate from us but also controlled by Penske Corporation, a subsidiary of UAG Connecticut I, which is affiliated with one of our directors as discussed below, and HBL, LLC (discussed below) and another affiliate of Roger S. Penske Jr., the son of our Chairman and Chief Executive Officer, are each smart fortwo vehicle dealers and as such participate in transactions with smart USA on the same terms as those applicable to the other dealers, such as the purchase of inventory.
During 2008, smart USA retained Ilmor Engineering, Inc., an affiliate of Penske Corporation, to provide certain engine development services in exchange for $139,000. PTL, discussed above, assists smart USA with the provision of roadside assistance and other services to smart fortwo owners. During 2008, smart USA paid PTL $1.2 million for these services, which amount includes $860,000 of pass-through expenses to be paid by PTL to third party vendors.
Other Transactions. From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, and payments relating to the use of aircraft from Penske Jet, a subsidiary of Penske Corporation. These transactions are reviewed quarterly by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $2.5 million paid by us, excluding the payments to AGR discussed below.

We are currently a tenant under a number of lease agreements with Automotive Group Realty, LLC (AGR) and its subsidiaries. AGR is a wholly owned subsidiary of Penske Corporation. The aggregate amount paid by us to AGR in 2008 under these leases was $0.5 million. The aggregate amount of all contractual payments from us to AGR under these leases from January 2009 through termination in 2014 is $1.9 million, with an additional $4.4 million due in the event we exercised all of our optional extensions under the leases through 2024, but not including any potential increases in the rent resulting from changes in consumer price index.
We and Penske Corporation have entered into a joint insurance agreement which provides that, with respect to certain joint crime and property insurance policies, available coverage with respect to a loss shall be paid to each party (or its relevant subsidiary) as stipulated in the policies. In the event of losses by us and Penske Corporation that exceed the limit of liability for any policy or policy period, the total policy proceeds will be allocated based on the ratio of premiums paid.
We have entered into a license agreement with an affiliate of Penske Corporation for a license of the “Penske Automotive” name. This agreement provides us with a perpetual license of the name “Penske Automotive” and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding stock and we adhere to the other terms of the license agreement. We have continuing investments in three companies controlled by Transportation Resource Partners, an organization discussed above: a provider of outsourced vehicle management solutions, a mobile vehicle washing company and an auctioneer of powersport vehicles.
Prior to April 28, 2008, we were party to an operating agreement with Roger S. Penske, Jr. relating to his 10% ownership investment in one of our subsidiaries, HBL, LLC, which is a holding company for five of our franchises in Virginia. From time to time, we provide HBL with working capital and other debt financing. From January 1, 2008 through April 28, 2008, we made periodic pro rata distributions from HBL, pursuant to which Mr. Penske, Jr. was paid $270,000. On April 28, 2008, we purchased Mr. Penske, Jr.’s 10% interest in HBL, LLC for $7.9 million. In a separate transaction in June 2008, an affiliate of Mr. Penske, Jr. purchased the ownership interests of two of our subsidiaries operating six franchises in California for $3.7 million in cash plus the assumption of certain liabilities, including floor plan notes payable. As part of the transaction, these two former subsidiaries continue to utilize certain technology for which they are reimbursing our cost. In addition, we entered into two leases pursuant to which the former subsidiaries are leasing certain fixed assets from us. One of the leases has a thirty year term and annual rent of $289,000 per year (or $8.5 million over the thirty year period), and the second lease has a nineteen year term and annual rent of $219,000 per year (or $4.1 million over the nineteen year period). The purchase and sale transactions were approved by the disinterested members of our Board of Directors, which included review by an independent committee of our Board of Directors.
Our officers, directors and their affiliates periodically purchase, lease or sell vehicles from our dealerships at fair market. Additionally, we hire automotive technicians who have graduated from Universal Technical Institute (“UTI”), a provider of technical education, whose Chief Executive Officer is Kimberly McWaters, one of our directors. We make no payments to UTI relating to the hiring of these graduates and hire them on the same terms as other employers.
In 2008, our board of directors approved a stock repurchase program for our outstanding common stock with an original authority of $150 million. Pursuant to that program, on August 5th and November 6th we repurchased an aggregate of 950,000 shares of our common stock from Eustace W. Mita, a former director, for an aggregate of $10.3 million. The transaction prices were based on the relevant closing prices of our common stock on the New York Stock Exchange. In 2008, Mr. Ishikawa, one of our board members, received approximately $150,000 in total cash compensation relating to his service as Executive Vice President — International Business Development, as well as 2,500 shares of restricted stock with a grant date fair value of $47,050.
An entity (the “Investor”) controlled by one of our directors, Lucio A. Noto, owns an 11.5% interest in one of our subsidiaries, UAG Connecticut I, LLC (“UAG Connecticut I”), pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, as well as “tag-along rights” in the event we intend to sell our interest in UAG Connecticut I. We are entitled to a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing. In addition, we make periodic pro rata distributions from UAG Connecticut I, pursuant to which the Investor was paid approximately $708,000 during 2008. The Investor also paid approximately $402,000 to us in 2008 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the SEC. To our knowledge, based solely on our review of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, all Section 16(a) reports were timely filed in 2008.
Stockholder Nominations and Proposals for 2010. We must receive any proposals submitted pursuant to Rule 14(a)-8 of the proxy rules of the Securities and Exchange Commission (SEC) intended to be presented to stockholders at our 2010 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by November 11, 2009. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2010 (other than a proposal submitted for inclusion in our proxy statement) must follow the procedures set forth in our bylaws and provide us notice of the business no later than February 1, 2010.
Proxy Information. We do not anticipate that there will be presented at the annual meeting any business other than as discussed in the above proposals and the Board of Directors is not aware of any other matters that might properly be presented for action at the meeting. If any other business should properly come before the annual meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.
Proxies in the form enclosed are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.
It is important that proxies be returned promptly. Therefore, you are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope as soon as possible.
We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2008 and any of the other documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248-648-2500) or (866-715-5289).
Dated: March 12, 2009

Proxy — Penske Automotive Group, Inc.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby revokes all prior proxies and appoints Robert H. Kurnick, Jr. and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 30, 2009 at 8:00 a.m., Eastern Daylight Time, at our corporate headquarters, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:
THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR RATIFICATION OF OUR AUDITORS AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
Using a black ink pen, mark your votes with an X as shown in this example X. Please do not write outside the designated areas.
Annual Meeting Proxy Card
Please fold along the perforation, detach and return the bottom portion in the enclosed envelope
A Election of Directors
A Proposals The Board of Directors recommends a vote FOR the listed nominees ad FOR Proposals 2 and 3.

	For	Withhold		For	Withhold
01 — John D. Barr			07 — Lucio A. Noto
02 — Michael R. Eisenson			08 — Roger S. Penske
03 — Hiroshi Ishikawa			09 — Richard J. Peters
04 — Robert H. Kurnick, Jr.			10 — Ronald G. Steinhart
05 — William J. Lovejoy			11 — H. Brian Thompson
06 — Kimberly J. McWaters

		For	Against	Abstain
2.	For ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2009.

3.	To transact such other business as may properly come before the meeting.
B Authorized Signatures —This section must be completed for your vote to be counted—Date and Sign Below
Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title

Date:	Signature 1	Signature 2